Exhibit 99.1

Sara Lee Corporation 3500 Lacey Rd. Downers Grove, IL 60515	News

Release Date	FOR IMMEDIATE RELEASE
Contact	Media: Jon Harris, +1.630.598.8661 Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS STRONG RESULTS FOR FIRST QUARTER OF FISCAL 2009

Net sales up 9.6% with growth across the business; particularly strong sales performance in North American retail and fresh bakery segments

Operating income up 20.5% to $353 million; Diluted earnings per share of $.32 compared to $.28 for the year-ago quarter

DOWNERS GROVE, Ill. (Nov. 5, 2008) – Sara Lee Corp. (NYSE: SLE) today reported net sales for the first quarter of fiscal 2009, ending Sept. 27, 2008, of $3.3 billion, a 9.6% increase over the comparable period last year. The strong overall net sales growth was primarily driven by price increases to help offset higher input costs, favorable foreign currency exchange rates and strong unit volumes in the North American retail and fresh bakery segments and in international household and body care. The company’s adjusted net sales¹ – which exclude acquisitions/divestitures and present fiscal 2008 net sales at fiscal 2009 foreign currency exchange rates – increased 5.9% in the first quarter of fiscal 2009 with growth in five of the six business segments.

“During the first quarter, we saw strong performance in our North American business segments, particularly in North American retail and fresh bakery, building on a strong fourth quarter and driven by outstanding execution over the summer,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corp. “Both businesses achieved increases in unit volumes, net sales and operating income, and experienced market share gains across virtually every major brand in each major category. Our North American foodservice business did a terrific job increasing sales and profits in a very challenging market.”

“We made a number of strategic investments in our international businesses in the quarter, aimed at spurring growth both this year and over the long-term. At the same time though, some of our largest European markets are experiencing challenging economic conditions that have offset strength in other markets. However, I continue to be confident that Sara Lee will deliver a strong year based on the early success in North America coupled with anticipated contributions from our investments in the higher-margin international businesses,” Barnes concluded.

Sara Lee reported operating income of $353 million for the first quarter of fiscal 2009, compared to $293 million in the prior year’s period, an increase of 20.5%. Adjusted operating income – which excludes the impact of significant items and acquisitions/divestitures and presents fiscal 2008 results at fiscal 2009 foreign currency exchange rates – decreased 4.1% to $192 million in the first quarter from $200 million in the prior year’s period, primarily due to $35 million in mark-to-market losses on commodity derivative contracts. Diluted EPS as reported were $.32 per share in the first quarter compared to $.28 per share in the year-ago period.

¹	The term “adjusted net sales” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 2

Other First Quarter Fiscal 2009 Highlights

•	Net cash used in operating activities was $38 million in the first quarter, compared to $62 million in the comparable period last year.

•	Media advertising and promotion (MAP) spending decreased 1.6% in the first quarter, mainly as a result of a year-over-year difference in timing of new product launches.

•	Net interest expense was $25 million in the first quarter, compared to $28 million in last year’s period.

•

General corporate expenses were $100 million in the first quarter, compared to $66 million in the year-ago period, an increase primarily due to $35 million in mark-to-market losses on commodity derivative contracts – which the company has started to report at the corporate level as of the first quarter of fiscal 2009 – compared to mark-to-market gains of $2 million in last year’s first quarter.

•

The corporation did not repurchase any shares of its common stock in the first quarter. At the end of the quarter, approximately 25 million shares remained authorized by the board of directors for repurchase.

•

At the beginning of the first quarter, the corporation received contingent tobacco sale proceeds of $150 million, which contributed $.21 per share to diluted EPS in the quarter. The company received $130 million, or $.18 per share, related to the sale of the tobacco business in the prior year’s first quarter.

•	The effective tax rate for the first quarter was 30.0%, compared to 24.5% in the year-ago period. For further explanation on the tax rate, see page 14 of this release.

Changes in Business Segments and Commodity Derivatives Presentation

As announced on October 29, the corporation implemented certain changes to its North American organizational structure that primarily involved the transfers of 1) the frozen bakery and beverage (Senseo) operations from the North American Retail Bakery segment into the North American Retail Meats segment and 2) a small component of the Foodservice meats operation into the North American Retail Meats segment. As a result of this reorganization, the three North American segments have been renamed as follows – North American Retail (previously named North American Retail Meats), North American Fresh Bakery (previously North American Retail Bakery) and North American Foodservice (previously Foodservice). The changes did not impact the international segments and did not have a material impact on the segment assets of the North American operations. The corporation has revised the name of the Household and Body Care segment to International Household and Body Care. The company began reporting the results of operations under this new structure in the first quarter of fiscal 2009.

In addition, beginning in fiscal 2009, the corporation changed the way it presents commodity derivatives within the segments. Prior to fiscal 2009, gains and losses on unrealized commodity derivatives accounted for under mark-to-market accounting were included in segment operating income. As of the first quarter of fiscal 2009, the corporation includes these mark-to-market gains and losses in general corporate expenses until such time that the exposure being hedged affects the earnings of the business segment. At that time, the cumulative gain or loss previously recorded in general corporate expenses for the derivative instrument will be reclassified into the business segment’s results.

Business Performance Review

North American Retail

•

Net sales increased 10.6% to $680 million in the first quarter of fiscal 2009, driven by favorable sales mix, higher unit volumes and price increases that helped offset higher input costs. Adjusted net sales also increased 10.6%.

•

Operating segment income was $57 million in the first quarter, compared to $19 million in the year-ago period. The increase was primarily the result of favorable sales mix, higher unit volumes, lower MAP spending due to the timing of new product launches and procurement and other continuous improvement savings. Adjusted operating segment income was $56 million in the fiscal 2009 first quarter, compared to $21 million in the prior year’s period.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 3

Unit volumes increased 2.5% in the first quarter, driven by Ball Park hot dogs, Hillshire Farm smoked sausage, cocktail links and lunch meats, and Sara Lee frozen sweet goods. During the quarter, each of the major retail brands – Ball Park, Hillshire Farm, Jimmy Dean, Senseo and Sara Lee – increased its market share according to Information Resources, Inc. (IRI) share data, 12 weeks ending September 21, 2008 (August 23 for lunch meats). Ball Park hot dogs ended the summer grilling season with excellent performance around the Labor Day holiday resulting in a share increase of 2.3 points versus last year, strengthening its number-one market position of 22.4%, according to the above-mentioned IRI data.

North American Fresh Bakery

•

Net sales increased 17.1% to $571 million in the first quarter of fiscal 2009, primarily driven by higher prices to offset increased input costs and by unit volume growth. Adjusted net sales also rose 17.1%.

•

Operating segment income was $19 million in the first quarter, compared to $14 million in the year-ago period. The improvement was primarily driven by price increases and strong unit volumes and partially offset by an unfavorable sales mix and higher SG&A costs. Adjusted operating segment income was $19 million, compared to $14 million in the prior year.

Unit volumes increased 6.6% in the first quarter, driven by volume growth for branded and private label fresh bakery products. The Sara Lee brand improved on its position as the No. 1 fresh bread brand in America with an increase of 0.6 percentage points to achieve an 8.8% market share, according to IRI data, 12 weeks ending September 21, 2008. At the end of the first quarter, fresh bakery launched its new marketing campaign for Sara Lee Soft & Smooth breads built around the immensely popular “High School Musical 3: Senior Year” movie. The campaign is designed to reach the important six to 14 year-old target audience for the Soft & Smooth breads and their families. In addition to a TV commercial featuring members of the HSM 3 cast, the multi-media campaign includes on-pack and in-store promotions, premiere events, a micro-site and video contest.

North American Foodservice

•

Net sales of $537 million were up 4.1% in the first quarter of fiscal 2009, primarily driven by higher prices to cover increased commodity costs and growth in focus categories such as foodservice pies, which were partially offset by the impact of lower unit volumes in non-strategic categories such as commodity meats. Adjusted net sales were up 4.9%.

•

The segment reported operating segment income of $30 million in the first quarter, compared to $21 million in the prior year’s first quarter. The 37.6% increase was primarily driven by higher prices, lower depreciation, improved product mix and continuous improvement savings, partially offset by the impact of higher commodity costs. Adjusted operating segment income in the first quarter increased 26.4% to $27 million.

Unit volumes, excluding acquisitions/divestitures, decreased 1.1% in the first quarter, as strong unit volumes in foodservice bakery, particularly for frozen pies, could not fully offset volume softness in foodservice meats and beverage, the latter primarily as a result of softening demand in the foodservice industry. Chef Pierre pre-sliced pies were launched in the quarter, helping foodservice operators serve great looking and delicious pies while reducing preparation time.

International Beverage

•

Net sales increased 10.3% to $779 million in the first quarter of fiscal 2009, primarily driven by favorable foreign currency exchange rates and higher prices, which were partially offset by lower unit volumes. Adjusted net sales were up 0.2%.

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Operating segment income was $141 million, up 17.2% from $121 million in the first quarter of fiscal 2008, primarily driven by favorable foreign currency exchange rates, higher prices and a benefit plan curtailment gain, which were partially offset by the impact of lower unit volumes. Adjusted operating segment income decreased 2.1% to $133 million.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 4

Unit volumes decreased 4.9% in the first quarter, as volumes softened in Brazil following earlier price increases and in important European retail markets due to economic and competitive pressures, the latter mainly due to competition from private label brands and hard discounters. In collaboration with our business partner Philips Electronics, Sara Lee launched the new Senseo Latté Select coffee maker in the Netherlands, Belgium, Germany and France, in time for the holiday season. The Senseo Latté Select coffee maker has a separate fresh milk tank making the machine perfectly fit to brew great cappuccinos and lattés at the push of a button.

International Bakery

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Net sales increased 4.0% to $229 million in the first quarter of fiscal 2009, primarily driven by price increases to cover higher input costs and favorable foreign currency exchange rates. This increase was partially offset by significantly lower unit volumes and a sales mix shift into private label bread in Spain. Adjusted net sales decreased 3.5%.

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The segment reported operating segment income of $15 million in the first quarter, compared to $13 million in the year-ago period, with the increase primarily driven by higher prices and lower SG&A costs, partially offset by lower unit volumes and higher commodity costs. Adjusted operating segment income was $15 million, compared to $18 million in the prior-year quarter.

Unit volumes decreased 11.5% in the first quarter, resulting from weak unit volumes in Spain and France due to economic and competitive pressures, and lower unit volumes in Australia mainly due to the planned exit of certain product lines. Capitalizing on the health and wellness trend, Bimbo re-launched its mainstream white breads – now made with olive oil – in the first quarter. The product line received the endorsement of Spain’s leading foundation for heart care that recognizes food products considered to be healthy under its strict criteria.

International Household and Body Care

•

Net sales increased 7.7% to $562 million in the first quarter of fiscal 2009, due to favorable foreign currency exchange rates, higher unit volumes and price increases. Adjusted net sales were up 2.9%.

•

Operating segment income increased 3.3% to $58 million in the first quarter, primarily driven by favorable foreign currency exchange rates, lower SG&A costs, the impact of higher unit volumes, higher prices and a benefit plan curtailment gain, partially offset by higher commodity costs and increased MAP spending behind new product launches. Adjusted operating segment income decreased 8.4% in the first quarter to $55 million.

Unit volumes increased 2.6% in the first quarter, driven by higher unit volumes in body care, shoe care and insecticides, the latter behind strength in France and India. The international roll-out of new air care and body care products continued during the quarter, and included products such as Ambi Pur Renov’Air air fresheners in Italy and Greece, and Sanex NaturProtect deodorants in Hungary and Denmark.

Guidance

Sara Lee currently expects full-year fiscal 2009 diluted EPS to be in the range of $.99 to $1.06 per share, which includes $.21 per share of tobacco sales proceeds received in the first quarter of fiscal 2009 from the sale of its tobacco business in fiscal 1999, and a $.01 per share net gain from significant items realized in the first quarter of fiscal 2009. The guidance does not include any additional significant items that may occur during the remainder of fiscal 2009.

The reduction in diluted EPS guidance of $(.13) – $(.14) per share compared to previous guidance is entirely driven by a change in projected foreign currency exchange rates and a higher number of shares outstanding due to the suspension of the share repurchase program. Given the current nature of the financial markets, most notably the credit market, the corporation has suspended its share repurchase program until market conditions improve.

Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 5

	Fiscal 2009 Guidance	Fiscal 2008 Actual	Change vs. Last Year		Change vs. Prev. Guidance
Diluted EPS from cont. ops. as reported	$.99 – $ 1.06/share	$(.06)/share	+ $	1.05 – $1.12/share	$(.13) – $ (.14)
Tobacco sale proceeds	$.21/share	$.18/share	+ $	.03/share	$(.01)
Significant items, net	$.01	$(1.07)/share	+ $	1.08/share	$.01
Adjusted EPS	$.77 – $ .84/share	$.83/share		$(.06) – + $.01/share	$(.13) – $(.14)

Net sales	$13.0 – $13.3 bil.	$13.2 bil.		$(200) – +$100 mil.	$(700) mil.
Fiscal 2009 exchange rate adjustment (1)		$600 mil.		$(600) mil.	$(700) mil.
Adjusted net sales	$13.0 – $13.3 bil.	$12.6 bil.	+ $	400 – $ 700 mil.	—

Operating income from cont. ops. as reported	$1,146 – $1,186 mil.	$260 mil.	+ $	886 – $ 926 mil.	$(104) mil.
Tobacco sale proceeds	$150 mil.	$130 mil.	+ $	20 mil.	—
Significant items, net	$11 mil.	$(941) mil.	+ $	952 mil.	$11 mil.
Fiscal 2009 exchange rate adjustment (1)		$100 mil.		$(100) mil.	$(115) mil.
Adjusted operat. income	$985 – $1,025 mil.	$972 mil.	+ $	13 – $53 mil.	—

Interest expense, net	$120 mil.	$100 mil.	+ $	20 mil.	—

Reported tax rate	29% – 31%	125.6%		NM	(0.5)%
Tobacco sale proceeds	≈(5) pts.	(4.6) pts.		—	—
Significant items, net	—	91.4 pts.		NM	(0.5)%
Adjusted tax rate	34% – 36%	38.8%		(4.8)% – (2.8)%	—

Dollar/euro exchange rate	$1.32	$1.47		$(.15)	$(.18)

Capital expenditures	$450 mil.	$517 mil.		$(67) mil.	$(50) mil.

Cash flow from cont. ops.	$750 – $ 850 mil.	$606 mil.	+ $	144 – $244 mil.	—

Share repurchase	—	$315 mil.		$(315) mil.	$(500) mil.

(1)	Adjustment to reflect fiscal 2008 net sales or operating income, as applicable, at projected fiscal 2009 foreign currency exchange rates.

Form 10-K and Webcast

Sara Lee Corporation filed a Form 10-Q for the first quarter of fiscal 2008 with the Securities and Exchange Commission this morning. The Form 10-Q can be accessed in the Investor Relations section (Financial/SEC information page) on www.saralee.com. Sara Lee Corporation’s review of its results for the first quarter will be broadcast live via the Internet today at 8 a.m. CST. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 9 a.m. CST. For people who are unable to listen to the webcast live, a recording will be available on the website two hours following the completion of the webcast until Tuesday, May 5, 2009.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 6

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Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, its largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

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The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

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Sara Lee’s international operations, such as (vii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (viii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the United States to fund Sara Lee’s domestic operations; and (ix) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

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Previous business decisions, such as (x) Sara Lee’s ability to generate margin improvement through continuous improvement initiatives and transitioning the entire organization to a common information technology system and the risk that the transition to a common information technology system will be disruptive to the business; (xi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly its worldwide bakery business, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xii) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xiii) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xiv) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate more than $13 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 44,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 7

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarters Ended September 27, 2008 and September 29, 2007

(In millions, except per share data)

(Unaudited)

	Quarter Ended
	September 27, 2008	September 29, 2007
Net sales	$3,349	$3,054

Cost of sales	2,109	1,897
Selling, general and administrative expenses	1,041	990
Net charges (income) for exit activities, asset and business dispositions	(4)	4
Contingent sale proceeds	(150)	(130)
Interest expense	46	53
Interest income	(21)	(25)

	3,021	2,789

Income before income taxes	328	265
Income tax expense	98	65

Net income	$230	$200

Net income per share of common stock
Basic	$0.33	$0.28

Diluted	$0.32	$0.28

Average shares outstanding
Basic	708	725

Diluted	709	727

Cash dividends declared per share of common stock	$—	$—

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 8

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at September 27, 2008 and June 28, 2008

(In millions)

(Unaudited)

	September 27, 2008	June 28, 2008
Assets
Cash and equivalents	$1,227	$1,284
Trade accounts receivable, less allowances	1,458	1,491
Inventories
Finished goods	819	775
Work in process	43	43
Materials and supplies	437	402

	1,299	1,220

Current deferred tax asset	221	111
Other current assets	313	361

Total current assets	4,518	4,467

Property, net of accumulated depreciation of $2,887 and $2,925, respectively	2,400	2,519
Trademarks and other identifiable intangibles, net	970	1,021
Goodwill	2,141	2,223
Deferred tax asset	221	295
Other non-current assets	203	233
Assets held for sale	43	72

	$10,496	$10,830

Liabilities and Stockholders’ Equity
Notes payable	$347	$280
Accounts payable	1,069	1,258
Income taxes payable and current deferred taxes	258	16
Accrued liabilities	1,617	1,702
Current maturities of long-term debt	569	568
Current liabilities held for sale	4	17

Total current liabilities	3,864	3,841
Long-term debt	2,314	2,340
Pension obligation	373	405
Deferred income taxes	159	177
Other liabilities	1,034	1,237
Minority interests in subsidiaries	19	19
Common stockholders’ equity	2,733	2,811

	$10,496	$10,830

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 9

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Quarters Ended September 27, 2008 and September 29, 2007

(In millions)

(Unaudited)

	Quarter Ended
	September 27, 2008	September 29, 2007
OPERATING ACTIVITIES -
Net income	$230	$200
Less: Cash received from contingent sale proceeds	(150)	(130)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation	94	96
Amortization	30	29
Net gain on business dispositions	(3)	—
(Decrease) in deferred income taxes	(1)	(25)
Other	(17)	6
Changes in current assets and liabilities, net of businesses acquired and sold	(221)	(238)

Net cash used in operating activities	(38)	(62)

INVESTMENT ACTIVITIES -
Purchases of property and equipment	(57)	(95)
Purchases of software and other intangibles	(11)	(23)
Dispositions of businesses and investments	15	—
Cash received from contingent sale proceeds	150	130
Cash received from (used in) derivative transactions	(24)	2
Sales of assets	3	8

Net cash from investment activities	76	22

FINANCING ACTIVITIES -
Issuances of common stock	—	3
Purchases of common stock	—	(24)
Repayments of long-term debt	(4)	(897)
Short-term borrowings (repayments), net	71	79
Payments of dividends	(75)	(73)

Net cash used in financing activities	(8)	(912)

Effect of changes in foreign exchange rates on cash	(87)	60

(Decrease) in cash and equivalents	(57)	(892)
Add: Cash balance of discontinued operations at beginning of year	—	3
Less: Cash balance of discontinued operations at end of quarter	—	(1)
Cash and equivalents at beginning of year	1,284	2,517

Cash and equivalents at end of quarter	$1,227	$1,627

COMPONENTS OF CHANGES IN CURRENT ASSETS AND LIABILITIES:
Trade accounts receivable	$(50)	$(78)
Inventories	(146)	(86)
Other current assets	4	16
Accounts payable	(68)	(63)
Accrued liabilities	(35)	(77)
Accrued income taxes	74	50

Changes in current assets and liabilities, net of businesses acquired and sold	$(221)	$(238)

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 10

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	First Quarter		Dollar Change	Percent Change
	2009	2008
North American Retail
Net sales	$680	$615	$65	10.6%

Adjusted net sales*	$680	$615	$65	10.6%

Operating segment income	$57	$19	$38	NM

Operating margin %	8.3%	3.1%		5.2%
Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$1	$—	$1
Transformation charges	—	(2)	2

Adjusted operating segment income*	$56	$21	$35	NM

Adjusted operating margin %*	8.1%	3.2%		4.9%

North American Fresh Bakery
Net sales	$571	$487	$84	17.1%

Adjusted net sales*	$571	$487	$84	17.1%

Operating segment income	$19	$14	$5	35.6%

Operating margin %	3.3%	2.9%		0.4%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$—	$—
Transformation charges	—	—	—

Adjusted operating segment income*	$19	$14	$5	33.8%

Adjusted operating margin %*	3.3%	2.9%		0.4%

North American Foodservice
Net sales	$537	$516	$21	4.1%

Increase/(decrease) in net sales from:
Disposition	$—	$4	$(4)

Adjusted net sales*	$537	$512	$25	4.9%

Operating segment income	$30	$21	$9	37.6%

Operating margin %	5.6%	4.2%		1.4%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$3	$—	$3
Transformation charges	—	—	—

Adjusted operating segment income*	$27	$21	$6	26.4%

Adjusted operating margin %*	5.1%	4.2%		0.9%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 15 and 16 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 11

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	First Quarter		Dollar Change	Percent Change
	2009	2008
International Beverage
Net sales	$779	$706	$73	10.3%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(73)	$73
Disposition	—	2	(2)

Adjusted net sales*	$779	$777	$2	0.2%

Operating segment income	$141	$121	$20	17.2%

Operating margin %	18.1%	17.0%		1.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(12)	$12
Exit activities, asset and business dispositions	(1)	(1)	—
Transformation charges	(3)	(2)	(1)
Curtailment gain	12	—	12

Adjusted operating segment income*	$133	$136	$(3)	(2.1)%

Adjusted operating margin %*	17.1%	17.5%		(0.4)%

International Bakery
Net sales	$229	$221	$8	4.0%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(20)	$20
Disposition	—	3	(3)

Adjusted net sales*	$229	$238	$(9)	(3.5)%

Operating segment income	$15	$13	$2	12.7%

Operating margin %	6.7%	6.2%		0.5%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2
Exit activities, asset and business dispositions	1	(3)	4
Transformation charges	(1)	—	(1)

Adjusted operating segment income*	$15	$18	$(3)	(18.5)%

Adjusted operating margin %*	6.6%	7.8%		(1.2)%

International Household and Body Care
Net sales	$562	$521	$41	7.7%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(25)	$25

Adjusted net sales*	$562	$546	$16	2.9%

Operating segment income	$58	$57	$1	3.3%

Operating margin %	10.4%	10.8%		(0.4)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2
Transformation charges	(2)	(1)	(1)
Curtailment gain	5	—	5

Adjusted operating segment income*	$55	$60	$(5)	(8.4)%

Adjusted operating margin %*	9.8%	11.0%		(1.2)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 15 and 16 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 12

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	First Quarter		Dollar Change	Percent Change
	2009	2008
Total Sara Lee
Net sales—total operating segments	$3,358	$3,066	$292
Intersegment	(9)	(12)	3

Net sales	$3,349	$3,054	$295	9.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(118)	$118
Dispositions	—	9	(9)

Adjusted net sales*	$3,349	$3,163	$186	5.9%

Total operating segment income	$320	$245	$75	30.6%

Amortization of trademarks and other intangibles	(17)	(16)	(1)
General corporate expenses:
Other	(65)	(68)	3
Mark-to-market derivative gains (losses)	(35)	2	(37)
Contingent sales proceeds	150	130	20

Operating income	$353	$293	$60	20.5%

Operating margin %	10.6%	9.6%		1.0%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$150	$130	$20
Changes in foreign currency exchange rates	—	(15)	15
Exit activities, asset and business dispositions	4	(4)	8
Transformation charges	(10)	(18)	8
Curtailment gain	17	—	17

Adjusted operating income*	$192	$200	$(8)	(4.1)%

Adjusted operating margin %*	5.7%	6.3%		(0.6)%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures.

See pages 15 and 16 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 13

Net Sales Bridge

First Quarter Fiscal Year 2009

The following table illustrates the components of the change in net sales versus the prior year for each of the six reported business segments.

First Quarter Ended Sept. 27, 2008	Unit Volume	+	Price/ Mix/Other	=	Adjusted* Net Sales Change	+	Acq./ Divest.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	2.5%		8.1%		10.6%		0.0%		0.0%		10.6%
North American Fresh Bakery	6.6%		10.5%		17.1%		0.0%		0.0%		17.1%
North American Foodservice	(1.1)%		6.0%		4.9%		(0.8)%		0.0%		4.1%
International Beverage	(4.9)%		5.1%		0.2%		(0.3)%		10.4%		10.3%
International Bakery	(11.5)%		8.0%		(3.5)%		(1.5)%		9.0%		4.0%
International Household and Body Care	2.6%		0.3%		2.9%		0.0%		4.8%		7.7%
Total Business Segments	(0.1)%		6.0%		5.9%		(0.4)%		4.1%		9.6%

*	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

See pages 15 and 16 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 14

Impact of Significant Items on Diluted Earnings per Share

	First Quarter
	2009	2008
As reported:
Diluted EPS	$0.32	$0.28

Increase/(decrease) in EPS from:
Transformation charges – IT costs	$(0.01)	$(0.01)
Curtailment gain	0.02	—
Significant items related to income before income taxes*	0.01	(0.02)
Discrete tax items	—	0.02

Total impact of significant items*	$0.01	$—

Adjusted diluted EPS (1)	$0.31	$0.28

*	Amounts are rounded and may not add to the total

Fiscal 2009 Tax Rate Reconciliation

(In millions, except tax rate)

	Quarter ended September 27, 2008
	Income before Taxes	Tax (Expense)	Net Income	Effective Tax Rate
Reported Results	$328	$(98)	$230	30.0%
Less: Discrete tax items (2)	—	—	—	—

	328	(98)	230	30.0%
Less: Significant items (2)	11	(4)	7	0.1%

Adjusted Results (1)	$317	$(94)	$223	29.9%

(1)	Represents a non-GAAP financial measure. The following pages contain additional detail regarding these measures.
(2)	These line items do not include the impact of the company’s receipt of tobacco sale proceeds and the related tax benefit.

Sara Lee received one payment of tobacco sale proceeds this year, in the first quarter, and reflected the non-taxable nature of the payment in its determination of the 30.0% annual rate which it applied to pretax earnings in the first quarter.

On an annual basis, the tobacco sale proceeds are expected to increase Sara Lee’s diluted EPS by $.21 per share and provide approximately 5 percentage points of tax benefit.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 15

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to, charges for exit activities, transformation costs, impairment charges and accelerated depreciation. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

A “discrete tax item” constitutes a “significant item” that is an unusual or infrequently occurring item that is reflected in the reported tax rate in the quarter in which the item originates. Discrete tax items may include, but are not limited to, tax costs and benefits resulting from the disposition of a business, favorable or unfavorable resolution of open items based on the finalization of tax authority examinations and the tax impact of other significant items.

“Tobacco sale proceeds” consists of contingent sales proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee will receive cash payments annually, through July 15, 2009, if tobacco continues to be a legal product in the specified countries. Tobacco sale proceeds are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, including discrete tax items, tobacco sale proceeds, the impact of acquisitions and divestitures and changes in currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investor’s ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining incentive compensation. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Management also has received inquiries from investors to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “First Quarter Fiscal 2009 Tax Rate Reconciliation,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

Sara Lee Reports Strong Results for First Quarter of Fiscal 2009 – Page 16

The following is an explanation of the non-GAAP financial measures presented in this release.

Each of “income (loss) from continuing operations before taxes, excluding significant items,” “tax benefit (expense), excluding significant items” “net income (loss), excluding significant items” and “effective tax rate, excluding significant items” excludes from the most directly comparable financial measure computed in accordance with GAAP the impact of significant items recognized in the fiscal period presented.

“Adjusted EPS” excludes from diluted EPS from continuing operations, as reported, the per share impact of tobacco sale proceeds and significant items, net, recognized in the fiscal period presented.

“Adjusted net sales” excludes from net sales the impact of businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted operating income” excludes from the corporation’s consolidated income from continuing operations before taxes the impact of significant items and businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted operating segment income” excludes from the pretax operating segment income from continuing operations of a specified business segment the impact of significant items recognized by that business segment during the fiscal period and businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted operating margin” is a non-GAAP financial measure that equals adjusted operating income divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for Sara Lee) or adjusted operating segment income for a business segment divided by adjusted net sales for that business segment (in the case of computing adjusted operating margin for a specific business segment).

“Adjusted tax rate” excludes from the reported tax rate the impact of the tobacco sale proceeds and significant items, net.